IASG Receives Delisting Notification from NASDAQ

Albany, New York (March 29, 2005) - Integrated Alarm Services Group, Inc. (Nasdaq: IASG) today announced that it received a Nasdaq Staff Determination on March 28, 2005 indicating that, because IASG did not represent that it would file its Annual Report on Form 10-K for the period ended December 31, 2004 by March 31, 2005, IASG is not in compliance with the Nasdaq filing requirement, as set forth in Marketplace Rule 4310(c)(14). IASG’s common stock is, therefore, subject to delisting from the Nasdaq National Market at the opening of business on April 6, 2005 unless the Company requests a hearing.

IASG intends to request a hearing before a Nasdaq Listing Qualifications Panel. The request for a hearing will stay the scheduled delisting of IASG’s common stock pending the issuance of the Panel’s determination. There can be no assurance that the Panel will grant the Company’s request for continued listing.

In addition, effective at the opening of business on Wednesday March 30, 2005, IASG’s trading symbol will be changed to “IASGE,” to identify the Company as late in its periodic filings.

On March 10, 2005, IASG announced that it would not file its Annual Report on Form 10-K for the period ended December 31, 2004 due to ongoing work required under Section 404 of the Sarbanes-Oxley Act of 2002. IASG intends to file the Annual Report on Form 10-K for fiscal year 2004 promptly following the completion of this work.

About IASG

Integrated Alarm Services Group provides total integrated solutions to independent security alarm dealers located throughout the United States to assist them in serving the residential and commercial security alarm market. IASG's services include alarm contract financing including the purchase of dealer alarm contracts for its own portfolio and providing loans to dealers collateralized by alarm contracts. IASG, with 5,000 independent dealer relationships, is also the largest wholesale provider of alarm contract monitoring and servicing. For more information about IASG please visit our web site at http://www.iasg.us.

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of IASG's future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements because IASG's actual results may differ materially from those indicated by these forward looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading "Risks Related to our Business" in IASG's Form 10-K report for the period ending December 31, 2003 as filed with the Securities and Exchange Commission on March 30, 2004, and other reports IASG files from time to time with the Securities and Exchange Commission. IASG does not intend to and undertakes no duty to update the information contained in this press release.

CONTACT:
Integrated Alarm Services Group, Inc.
Investor Relations:
Joseph L. Reinhart
518-426-1515